Exhibit 10.16

OS RESTAURANT SERVICES, INC.
AMENDED AND RESTATED OFFICER EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into effective May 1, 2002, by and among A. WILLIAM ALLEN, III, whose address is 16 Sunset Cove, Newport Coast, CA 92657 (hereinafter referred to as “Employee”), OS RESTAURANT SERVICES, INC., a Delaware corporation having its principal office at 2202 N. West Shore Boulevard, 5th Floor, Tampa, Florida 33607 (hereinafter referred to as the “Employer”), OS PRIME, INC., a Florida corporation (“Prime”) and OS PACIFIC, INC., a Florida corporation (“Pacific”), each having its principal office at 2202 N. West Shore Boulevard, 5th Floor, Tampa, Florida 33607 (Prime and Pacific are sometimes each referred to as a “Company” and collectively as the “Companies”).

W I T N E S S E T H:

This Agreement is made and entered into under the following circumstances:

A.  WHEREAS, the Companies and the Employer are affiliates of Outback Steakhouse, Inc. (“OSI”); and

B.  WHEREAS, Prime is a member of Outback/Fleming’s, LLC (the “LLC”) and Pacific is a partner in Roy’s/Outback Joint Venture (the “Joint Venture”); and

C.  WHEREAS, the Companies, the LLC and the Joint Venture are engaged in the business of owning and operating premium brand restaurants known as “Fleming’s Prime Steakhouse and Wine Bar®” and “Roy’s®” utilizing restaurant operating systems and trademarks owned by or licensed to the Companies, the LLC and the Joint Venture; and

D.  WHEREAS, the Companies, the LLC, the Joint Venture and the Employer are parties to that certain Master Employment Services Agreement (the “Services Agreement”) dated effective as of January 1, 2001, pursuant to which the Employer agreed to hire and lease to the Companies operations employees necessary for the operation of the Companies’, the LLC’s and the Joint Venture’s restaurants; and

E.  WHEREAS, pursuant to the Services Agreement, the Employer desires, on the terms and conditions stated herein, to employ Employee and lease Employee to the Companies as Chief Executive Officer of Premium Brands; and

F.  WHEREAS, the Employee desires, on the terms and conditions stated herein, to be employed by the Employer and leased to the Companies as Chief Executive Officer of Premium Brands.

NOW, THEREFORE, in consideration of the foregoing recitals, and of the premises, covenants, terms and conditions contained herein, the parties hereto agree as follows:

1.  Employment and Term. Subject to earlier termination as provided for in Section 8 hereof, the Employer hereby employs the Employee, and the Employee hereby accepts employment with the Employer, to be leased to the Companies as Chief Executive Officer of Premium Brands of the Companies for a term commencing on May 1, 2002 and expiring seven (7) years thereafter (“Term of Employment”). Such Term of Employment shall be automatically renewed for successive renewal terms of one (1) year each unless either party elects not to renew by giving written notice to the other party not less than sixty (60) days prior to the start of any renewal term.

2.  Representations and Warranties. The Employee hereby represents and warrants to the Employer and the Companies that the Employee (i) is not subject to any written nonsolicitation or noncompetition agreement affecting the Employee’s employment with the Employer and the Companies (other than any prior agreement with either of the Companies or their affiliates), (ii) is not subject to any written confidentiality or nonuse/nondisclosure agreement affecting the Employee’s employment with the Employer and the Companies (other than any prior agreement with either of the Companies or their affiliates), and (iii) has brought to the Employer and the Companies no trade secrets, confidential business information, documents, or other personal property of a prior employer.

Notwithstanding the foregoing, Employee shall also be permitted to participate in customary civic and professional activities that will not, in the opinion of the Employer, materially affect Employee’s performance of his duties hereunder. Employee may continue to serve on the advisory board of companies in which Employee has invested (with Employer’s prior written consent as required by Secdtion 10 (a)) as long as the business of such companies is not competitive with that of the Companies, OSI, or any Affiliate of OSI or the Companies. Employee shall not serve on the board of directors of any other company without the prior consent of OSI, which shall not be unreasonably withheld.

3.  Duties. As Chief Executive Officer of Premium Brands for the Companies, the Employee shall:
(a)  diligently and faithfully perform all of the duties and functions as may be assigned to the Employee in such capacity by the Board of Directors of the Companies and Chief Executive Officer of OSI; and

(b)  not to create a situation that results in termination for “cause” as that term is defined in Section 8 hereof. The Employee shall be required hereunder to devote one hundred percent (100%) of the Employee’s full business time and effort to the business affairs of the Employer and the Companies. The Employee shall be responsible for directly reporting to the Chief Executive Officer of OSI on all matters for which the Employee is responsible.

Employee shall: (i) devote the Employee’s entire business time, attention, and energies to the business of the Companies and the Employer, (ii) faithfully and competently perform the Employee’s duties hereunder, and (iii) not create a situation constituting Cause as defined in Section 8. The Employee shall not, during the term of this Agreement, engage in any other business activity; provided, however, that the Employee shall be permitted to invest the Employee’s personal assets and manage the Employee’s personal investment portfolio in such a form and manner as will not require any business services on Employee’s part to any third party or conflict with the provisions of Section 10, Section 11 or Section 15 hereof, or conflict with any published policy of the Employer, the Companies or their affiliates, including but not limited to the insider trading policy of OSI or its affiliates.

Notwithstanding anything to the contrary herein, the parties acknowledge and agree that the Employee shall at the request of the Employer, during the term of this Agreement, serve as an officer of any subsidiary or affiliate of OSI or the Companies. In such capacity, Employee shall be responsible generally for all aspects of such office. All terms, conditions, rights and obligations of this Agreement shall be applicable to Employee’s position in such office as though Employee and the subsidiary or affiliate of OSI or the Companies had separately entered into this Agreement, except that the Employee shall not be entitled to any compensation, vacation, fringe benefits, automobile allowance or other remuneration of any kind whatsoever from such subsidiary or affiliate of OSI or the Companies.

4.  Compensation.

(a) Salary. During the Term of Employment, the Employee shall be entitled to an annual base salary of Three Hundred Thousand Dollars ($300,000) payable in equal biweekly installments by the Employer, to be reviewed annually by the Employer.

(b) Bonuses. During the Term of Employment, the Companies shall pay to the Employee those certain bonuses described under the headings “Quarterly Bonus Plan”, “Roy’s Existing Performance Bonus” and “Equity Buyouts” in that certain letter agreement dated May 16, 2002, by and between the Employee and OSI.

5.  Vacation. Employee shall be entitled to three (3) weeks paid vacation (selected by Employee, but subject to the reasonable business requirements of the Companies and the Employer as determined by Employee’s supervisor) during each full year during the Term of Employment. Vacation granted but not used in any year shall be forfeited at the end of such one-year period and may not be carried over to any subsequent year.

6.  Fringe Benefits. In addition to any other rights the Employee may have hereunder, the Employee shall also be entitled to receive those fringe benefits, including, but not limited to, complimentary food, life insurance, medical benefits, etc., if any, as are provided generally to senior executives of the Companies. Employee shall be added to the Companies’ Director and Officer insurance and indemnification policies. The Employee shall not be entitled to any benefits of any kind provided by the Companies to their employees.

7.  Expenses. Subject to approval by the Chief Financial Officer of OSI and the Employer and compliance with the OSI’s and the Employer’s policies, the Employee may incur reasonable expenses on behalf of and in furtherance of the business of the Companies and the Employer. Upon approval of such expenses by the Chief Financial Officer, the Companies or the Employer, as applicable, shall promptly reimburse the Employee for all such expenses upon presentation by the Employee, from time to time, of appropriate receipts or vouchers for such expenses that are sufficient in form and substance to satisfy all federal tax requirements for the deductibility of such expenses by the Companies or the Employer, as applicable.

8.  Termination. Notwithstanding the provisions of Section 1 hereof, the Term of Employment shall terminate prior to the end of the period of time specified in Section 1, immediately upon:

(a)  The death of the Employee; or

(b)  The Employee’s Disability during the Term of Employment. For purposes of this Agreement, the term “Disability” shall mean the inability of the Employee, arising out of any medically determinable physical or mental impairment, to perform the services required of the Employee hereunder for a period of ninety (90) consecutive days; or

(c)  The existence of Cause. For purposes of this Agreement, the term “Cause” shall be defined as:

(i)  the conviction of or a plea of guilty by the Employee to a felony;

(ii)  willful misrepresentation of material fact by the Employee in connection with the performance of his duties hereunder;

(iii)  failure of or refusal on the part of the Employee to substantially perform all of his duties hereunder, which failure or refusal shall not be cured within fifteen (15) days following (A) receipt by the Employee of a written notice specifying the factors or events constituting such failure or refusal, and (B) a reasonable opportunity for the Employee to correct such deficiencies; or

(iv)  other material breach of this Agreement by the Employee, which breach shall not be cured within fifteen (15) days after written notice thereof to the Employee.

      (d) At the election of the Companies, at any time; or

      (e) At the election of the Companies, upon the sale of a majority ownership interest in either of the Companies or of substantially all of the assets of either of the Companies; or

      (f) At the election of the Companies, upon the determination to cease the business operations of either of the Companies; or

At the election of the Companies, if the LLC shall have ceased development as such term is defined in Section 8.1 of the LLC’s Operating Agreement.

For all purposes of this Agreement, termination for Cause shall be deemed to have occurred in the event of the Employee’s resignation when, because of existing facts and circumstances, subsequent termination for Cause can be reasonably foreseen. Termination shall be effective immediately upon Employee’s death and in all other cases upon the giving of notice to the Employee.

    9.  Severance.

        (a) General. In the event of termination of this Agreement pursuant to Section 8, the Employee or the Employee’s estate, as appropriate, shall be entitled to receive (in addition to any fringe benefits payable upon death in the case of the Employee’s death) the base salary provided for herein up to and including the effective date of termination (the “Termination Effective Date”), prorated on a daily basis. Except as provided in subsection (b) below, Employee shall not be entitled to receive any severance compensation.

    (b) Severance. In the event of termination of this Agreement by the Companies pursuant to Section 8(d), Employee shall receive as severance compensation Employee’s Base Salary provided in Section 4(a) as of the Termination Effective Date paid in bi-weekly installments for a period of one (1) year from the Termination Effective Date.

        (c) Severance Continuity. Employee shall not be required to mitigate the amount of severance compensation provided in Subsection (b) by seeking other employment or otherwise nor shall the amount of severance compensation be reduced by any compensation or other income earned by Employee; provided, however, the Companies shall be released from any further obligation to pay severance compensation under Subsection (b) immediately upon

Employee’s violation of any covenant or restriction contained in Section 10, Section 11 or Section 15.

10. Noncompetition.

(a)  During Term. Except with the prior written consent of Employer, during the Employee’s employment with the Employer the Employee shall not, individually or jointly with others, directly or indirectly, whether for the Employee’s own account or for that of any other person or entity, engage in or own or hold any ownership interest in any person or entity engaged in a restaurant business, and the Employee shall not act as an officer, director, employee, partner, independent contractor, consultant, principal, agent, proprietor, or in any other capacity for, nor lend any assistance (financial or otherwise) or cooperation to any such person or entity.

(b)  Post Term. For a continuous period of three (3) years commencing on termination of the Employee’s employment with the Employer, regardless of any termination pursuant to Section 8 or any voluntary termination or resignation by the Employee, the Employee shall not, individually or jointly with others, directly or indirectly, whether for the Employee’s own account or for that of any other person or entity, engage in or own or hold any ownership interest in any person or entity engaged in a restaurant business with a theme, décor, menu or style of or featured cuisine the same as or substantially similar to that of any restaurant owned or operated by the Employer, the Companies, OSI or any of their affiliates, and (i) for which Employee served as an officer, director, manager or management committee member and (ii) that is located or intended to be located anywhere within a radius of thirty (30) miles of any such restaurant owned or operated by the Employer, the Companies, OSI or any of their affiliates, or any proposed restaurant to be owned or operated by any of the foregoing, and Employee shall not act as an officer, director, employee, partner, independent contractor, consultant, principal, agent, proprietor, or in any other capacity for, nor lend any assistance (financial or otherwise) or cooperation to, any such person, or entity. For purposes of this Section 10(b), Restaurants owned or operated by the Employer, the Companies or OSI shall include restaurants operated or owned by an affiliate of the Employer, the Companies or OSI, any successor entity to the Employer, the Companies or OSI, and any entity in which the Employer, the Companies, OSI or any of their affiliates has an interest, including but not limited to, an interest as a franchisor. The term “proposed restaurant” shall include all locations for which the Employer, the Companies, OSI, or their franchisees or affiliates is conducting active, bona fide negotiations to secure a fee or leasehold interest with the intention of establishing a restaurant thereon.

(c)  Limitation. Notwithstanding subsections (a) and (b), it shall not be a violation of this Section 10 for Employee to own a one percent (1%) or smaller interest in any corporation required to file periodic reports with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, or successor statute.

11. Nondisclosure; Nonsolicitation; Nonpiracy. Except in the performance of Employee’s duties hereunder, at no time during the Term of Employment, or at any time thereafter, shall Employee, individually or jointly with others, for the benefit of Employee or any third party, publish, disclose, use, or authorize anyone else to publish, disclose, or use, any secret or confidential material or information relating to any aspect of the business or operations of the Employer, the Companies, OSI or their affiliates, including, without limitation, any secret or confidential information relating to the business, customers, trade or industrial practices, trade secrets, technology, recipes or know-how of any of the Employer, the Companies, OSI or their affiliates. Moreover, during the Employee’s employment with the Companies and for two (2) years thereafter, Employee shall not offer employment to any employee of the Employer, the Companies, OSI, their franchisees or affiliates, or otherwise solicit or induce any employee of the Employer, the Companies, OSI, their franchisees or affiliates to terminate their employment, nor shall Employee act as an officer, director, employee, partner, independent contractor, consultant, principal, agent, proprietor, owner or part owner, or in any other capacity, for any person or entity that solicits or otherwise induces any employee of the Employer, the Companies, OSI, their franchisees or affiliates to terminate their employment.

12. Employer or Companies Property: Employee Duty to Return. All Employer or Companies products, recipes, product specifications, training materials, employee selection and testing materials, marketing and advertising materials, special event, charitable and community activity materials, customer correspondence, internal memoranda, products and designs, sales information, project files, price lists, customer and vendor lists, prospectus reports, customer or vendor information, sales literature, territory printouts, call books, notebooks, textbooks, and all other like information or products, including all copies, duplications, replications, and derivatives of such information or products, now in the possession of Employee or acquired by Employee while in the employ of the Employer or the Companies, shall be the exclusive property of the Employer and the Companies and shall be returned to the Employer or the Companies no later than the date of Employee’s last day of work with the Employer or the Companies.

13. Inventions, Ideas, Processes, and Designs. All inventions, ideas, recipes, processes, programs, software, and designs (including all improvements) (i) conceived or made by Employee during the course of Employee’s employment with the Employer or the Companies (whether or not actually conceived during regular business hours) and for a period of six (6) months subsequent to the termination or expiration of such employment and (ii) related to the business of the Employer or the Companies, shall be disclosed in writing promptly to the Employer and the Companies and shall be the sole and exclusive property of the Employer and the Companies. An invention, idea, recipe, process, program, software or design (including an improvement) shall be deemed “related to the business of the Employer or the Companies” if (a) it was made with equipment, supplies, facilities, or confidential information of the Employer or the Companies, (b) results from work performed by Employee for the Employer or the Companies, or (c) pertains to the current business or demonstrably anticipated research or development work of the Employer or the Companies. Employee shall cooperate with the Employer and the Companies and their attorneys in the preparation of patent and copyright applications for such developments and, upon request, shall promptly assign all such inventions, ideas, recipes, processes, and designs to the Employer or the Companies. The decision to file for patent or copyright protection or to maintain such development as a trade secret shall be in the sole discretion of the Employer and the Companies, and Employee shall be bound by such decision. Employee shall provide, on the back of this Employment Agreement, a complete list of all inventions, ideas, recipes, processes, and designs if any, patented or unpatented, copyrighted or non-copyrighted, including a brief description, that the Employee made or conceived prior to Employee’s employment with the Employer and the Companies and that therefore are excluded form the scope of this Agreement.

14. Employer’s and Companies’ Promise to Give Employee Trade Secrets and Training. In return for Employee’s agreement not to use or disclose Employer’s or the Companies’ trade secrets, training, systems and confidential proprietary business methods, Employer and the Companies unconditionally promise to give Employee within ninety (90) days of the signing of this contract trade secrets, specialized training and other confidential proprietary business methods.

Specifically, Employer and the Companies unconditionally promise to give Employee one-on-one training from executives, trainers and senior employees of Employer, the Companies or their affiliates.

Further, the training will include training and information concerning procedures and confidential proprietary methods Employer and the Companies use to obtain and retain business from their customer base, operations in Employer’s and the Companies’ home office, marketing and sales techniques, and information regarding the confidential information listed in Section 13(b) of this Agreement. Further, after the ninety (90) days, as Employer and the Companies develop (during Employee’s employment with Employer) additional trade secrets, employee surveys and analyses, financial data and other confidential proprietary business methods and overall marketing plans and strategies, Employer and the Companies promise to continue to provide, on a periodic basis, said confidential information and additional training and analysis from their executives, trainers and/or senior employees to Employee for so long as Employee is employed by Employer as Chief Executive Officer of Premium Brands.

15. Employee’s Promise Not to Disclose Trade Secrets and Confidential Information. Employee understands and agrees that Employer and the Companies will provide unique and specialized training and confidential information concerning Employer’s and the Companies’ business operations, including, but not limited to, recipes, product specifications, restaurant operating techniques and procedures, marketing techniques and procedures, financial data, processes, vendors and other information that was developed and maintained at considerable effort and expense to Employer and the Companies, for the Employer’s and the Companies’ sole and exclusive use, and which if used by the Employer’s or the Companies’ competitors would give them an unfair business advantage. Employee believes the unconditional promise to provide said information is sufficient consideration for Employee’s promise to adhere to the restrictive covenants of Section 10, Section 11, Section 13 and Section 15 of this Agreement.

16. Restrictive Covenants: Consideration; Non-Estoppel; Independent Agreements; and Non-Executory Agreements. The restrictive covenants of Section 10, Section 11, Section 13 and Section 15 of this Agreement are given and made by Employee to induce the Employer to employ the Employee and to enter into this Agreement with the Employee, and Employee hereby acknowledges that employment with the Employer is sufficient consideration for these restrictive covenants.

The restrictive covenants of Section 10, Section 11, Section 13 and Section 15 of this Agreement shall be construed as agreements independent of any other provision in this Agreement, and the existence of any claim or cause of action of Employee against the Employer or the Companies, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement of any restrictive covenant. The Employer and the Companies have fully performed all obligations entitling them to the restrictive covenants of Section 10, Section 11, Section 13 and Section 15 of this Agreement, and those restrictive covenants therefore are not executory or otherwise subject to rejection under the Bankruptcy Code.

The refusal or failure of the Employer or the Companies to enforce any restrictive covenant of Section 10, Section 11, Section 13 or Section 15 of this Agreement (or any similar agreement) against any other employee, agent, or independent contractor, for any reason, shall not constitute a defense to the enforcement by the Employer or the Companies of any such restrictive covenant, nor shall it give rise to any claim or cause of action by Employee against the Employer or the Companies.

17. Reasonableness of Restrictions; Reformation; Enforcement. The parties hereto recognize and acknowledge that the geographical and time limitations contained in Section 10, Section 11, Section 13 and Section 15 hereof are reasonable and properly required for the adequate protection of the Companies’ and the Employer’s interests. Employee acknowledges that the Companies is the owner or the licensee of the Fleming’s Prime Steakhouse and Wine Bar® and Roy’s® trademarks, and the owner or the licensee of the Fleming’s Prime Steakhouse and Wine Bar® and Roy’s® restaurant operating systems and will provide to Employee training in and confidential information concerning the Fleming’s Prime

Steakhouse and Wine Bar® and Roy’s® restaurant operating systems in reliance on the covenants contained in Section 10, Section 11, Section 13 and Section 15 hereof. It is agreed by the parties hereto that if any portion of the restrictions contained in Section 10, Section 11, Section 13 or Section 15 are held to be unreasonable, arbitrary, or against public policy, then the restrictions shall be considered divisible, both as to the time and to the geographical area, with each month of the specified period being deemed a separate period of time and each radius mile of the restricted territory being deemed a separate geographical area, so that the lesser period of time or geographical area shall remain effective so long as the same is not unreasonable, arbitrary, or against public policy. The parties hereto agree that in the event any court of competent jurisdiction determines the specified period or the specified geographical area of the restricted territory to be unreasonable, arbitrary, or against public policy, a lesser time period or geographical area that is determined to be reasonable, nonarbitrary, and not against public policy may be enforced against Employee. If Employee shall violate any of the covenants contained herein and if any court action is instituted by the Companies or the Employer to prevent or enjoin such violation, then the period of time during which the Employee’s business activities shall be restricted, as provided in this Agreement, shall be lengthened by a period of time equal to the period between the date of the Employee’s breach of the terms or covenants contained in this Agreement and the date on which the decree of the court disposing of the issues upon the merits shall become final and not subject to further appeal.

In the event it is necessary for the Companies or the Employer to initiate legal proceedings to enforce, interpret or construe any of the covenants contained in Section 10, Section 11, Section 13 or Section 15 hereof, the prevailing party in such proceedings shall be entitled to receive from the non-prevailing party, in addition to all other remedies, all costs, including reasonable attorneys’ fees, of such proceedings including appellate proceedings.

18. Specific Performance. Employee agrees that a breach of any of the covenants contained in Section 10, Section 11, Section 13 or Section 15 hereof will cause irreparable injury to the Companies and the Employer for which the remedy at law will be inadequate and would be difficult to ascertain and therefore, in the event of the breach or threatened breach of any such covenants, the Companies and the Employer shall be entitled, in addition to any other rights and remedies they may have at law or in equity, to obtain an injunction to restrain Employee from any threatened or actual activities in violation of any such covenants. Employee hereby consents and agrees that temporary and permanent injunctive relief may be granted in any proceedings that might be brought to enforce any such covenants without the necessity of proof of actual damages, and in the event the Companies or the Employer does apply for such an injunction, Employee shall not raise as a defense thereto that the Companies or the Employer has an adequate remedy at law.

19. Restriction on Transfer. The parties acknowledge that AWA III STEAKHOUSES, INC., a California corporation (“AWA”) is the owner of a membership interest in the LLC (“LLC Interest”). Employee is the majority shareholder of AWA. Employee acknowledges that he is familiar with, and has agreed to, the restrictions on transfer, purchase options and rights of first refusal concerning the LLC Interests that are provided in the Operating Agreement of the LLC. Employee and AWA hereby covenant and agree that Employee and/or AWA shall not nor will Employee permit AWA to: sell, assign, convey, give, transfer, pledge, hypothecate or otherwise alienate, dispose of or encumber, voluntarily or by operation of law, any LLC Interest or capital stock of AWA, now owned or hereafter acquired, or any right, title or interest therein, during the period of the purchase options and right of first refusal contained in the Operating Agreement of the LLC or in this Employment Agreement.

20. Purchase and Put Options.

(a) Purchase Option. In the event Employee’s employment with Employer is terminated (i) pursuant to Section 8(c) (Cause), or (ii) by Employee ceasing or resigning his employment, then, in either such event Prime shall have the exclusive right and option to purchase all LLC Interests now owned or hereafter acquired by Employee or AWA upon the terms and conditions (“Purchase Option”) listed in Subsection (c) hereof.

(b) Put Option. In the event Employee’s employment with the LLC is terminated by the LLC pursuant to Section 8(d), then, in such event, AWA shall have the right and option to require Prime to purchase all LLC Interests now owned or hereafter acquired by Employee or AWA, upon the terms and conditions (“Put Option”) listed in Subsection (c) hereof.

(c) Terms and Conditions.

(i) The Purchase Option or Put Option may be exercised by Prime or AWA, as applicable, at any time during a ninety (90) day period commenc-ing upon the termination of Employee’s employment with the Employer as described in Subsections (a) and (b) above.

(ii) The Purchase Option or Put Option shall be exercised by giving written notice thereof (“Option Notice”) in accordance with the notice provisions hereof. The date of mailing of the Option Notice shall be the date of exercise. The Option Notice shall specify a date and a place for closing of the purchase, which date shall not be more than sixty (60) days after the date of exercise, subject to extension for determination of final purchase price.

(iii) The effective date of the purchase pursuant to the Purchase Option or Put Option shall be the date of termination of the Employee’s employment with the Employer (the “Termination Date”) and AWA’s right to distributions from the LLC shall cease on the Termination Date.

(iv) The purchase price to be paid by Prime for the LLC Interests purchased shall be calculated as follows:

(A) the initial purchase price shall be equal to the LLC’s annualized after tax net income with respect to all Fleming’s Prime Steakhouse restaurants owned by the LLC (“Restaurants”) and open for eighteen (18) months or more on the date of exercise of the option, for the twelve (12) months immediately preceding exercise of the purchase or put option, calculated in accordance with generally accepted accounting principals (“GAAP”) (assuming a tax rate equal to OSI’s tax rate) multiplied by the percentage ownership in the LLC represented by LLC Interest purchased by Prime and multiplied by seventy five percent (75%) of OSI’s pro forma price/earnings multiple for the twelve (12) months immediately following the exercise of the purchase or put option; provided, however, the purchase price shall not be less than five (5) times the LLC’s annualized earnings before interest, taxes, depreciation and amortization with respect to all Restaurants open for eighteen (18) months or more, for the twelve (12) months immediately preceding the exercise of the purchase or put option, calculated in accordance with GAAP, multiplied by the percentage of ownership in the LLC represented by the LLC Interest purchased; and

(B) the final purchase price shall be equal to the LLC’s annualized after tax net income, with respect to any of the LLC’s Restaurants opened for business prior to the date of exercise of the Option, but open for less than eighteen (18) months on the date of exercise of the option, for the twelve (12) months immediately preceding the Valuation Date (as defined below), calculated in accordance with GAAP (assuming a tax rate equal to OSI’s tax rate) multiplied by the percentage of ownership in the LLC represented by the LLC Interest purchased by Prime and multiplied by seventy five percent (75%) of OSI’s pro forma price/earnings multiple for the twelve (12) months immediately following the Valuation Date; provided, however, the purchase price shall not be less than five (5) times the LLC’s annualized earnings before interest, taxes, depreciation and amortization with respect to any of the LLC’s Restaurant opened for business prior to the date of exercise of the option, but open for less than eighteen (18) months on the date of exercise of the option, for the twelve (12) months immediately preceding the Valuation Date, calculated in accordance with GAAP, multiplied by the percentage of ownership in the LLC represented by the LLC Interest purchased. For the purposes hereof, the “Valuation Date” shall be the date on which the LLC’s last Restaurant, that was open on the date of exercise of the option, has been open for eighteen (18) months.

(C) In determining OSI’s pro forma price/earnings multiple for the following twelve months, (i) OSI’s price shall be equal to the weighted average (based on volume) of OSI’s common stock closing price on the NASDAQ National Market System for the thirty (30) trading days immediately preceding exercise of the purchase or put option or the Valuation Date, as applicable, and (ii) OSI’s earnings for the twelve months following exercise of the purchase or put option or the Valuation Date, as applicable, shall be equal to the consensus earnings per share estimate for such period as reported by First Call. No purchase price shall be paid for any Restaurant opened for business after the date of exercise of the option.

(v) At the closing of any purchase pursuant to this Section 20, Prime shall deliver the purchase price to AWA in immediately available funds. Employee and AWA shall execute and deliver to Prime such documents, affidavits and instruments of conveyance as are necessary, in the opinion of legal counsel for Prime, to transfer, convey and validly vest in Prime good, marketable and absolute title to all of the LLC Interest free and clear of any lien, claim, pledge, security interest, equities or other encumbrance or interest of any kind or character whatsoever. All documentary stamps and other costs shall be paid equally by Prime and Employee.

21. Right of First Refusal. If, at any time after (A) the expiration or termination of Employee’s employment with the Employer and (B) expiration or termination of the Purchase Option and Put Option contained in Section 20 hereof, Employee or AWA desires to transfer any LLC Interest, Employee and AWA shall, prior to any such transfer, give Prime written notice of such desire (“Transfer Notice”), which Transfer Notice shall specify the LLC Interest to be transferred, the identity of the proposed transferee, the purchase price of the LLC Interest to be transferred and the terms for payment of said purchase price (“Purchase Price”). Any purported Transfer Notice that does not comply with the requirements of this Section 21 shall be null and void and of no effect hereunder. Upon receipt of a proper

Transfer Notice, Prime shall have the right to acquire Employee’s and AWA’s entire LLC Interest or such portion of the LLC Interest as is specified in the Transfer Notice, on terms identical to the Purchase Price or proportionately identical if Prime elects to purchase the entire LLC Interest. In the event the Purchase Price contains terms that Prime cannot reasonably duplicate, Prime shall have the right to substitute the reasonable cash equivalent thereof.

(a) Prime shall exercise the right of first refusal provided herein by mailing written notice thereof (“Election Notice”) to Employee and AWA within thirty (30) days of the date of receipt of the Transfer Notice, stating whether Prime has elected to purchase the entire LLC Interest of Employee and AWA or such portion as was specified in the Transfer Notice, if less. In the event Prime- fails to mail the Election Notice to Employee within said thirty (30) day period, Prime’s rights under this Section 21 shall lapse [except as provided in Subsection (b)].

(b) The closing for any purchase hereunder shall be consummated and closed on a date and at a place designated by Prime in a notice (“Closing Notice”) to AWA, provided such consummation and closing date shall occur within sixty (60) days from the date of mailing of the Election Notice. At such closing, Employee and AWA shall execute and deliver all documents and instruments as are necessary and appropriate, in the opinion of counsel for Prime, to effectuate the transfer of the LLC Interest to Prime in accordance with the terms of the Transfer Notice and Prime shall deliver the Purchase Price to AWA hereunder in immediately available funds. In the event Employee has any outstanding debts to Prime, such debts, including any accrued interest, shall be repaid from the Purchase Price at closing. In the event Prime does not elect pursuant to the provisions herein to exercise its rights specified herein, or in the event the closing for any purchase pursuant to the provisions herein does not occur within the time limits specified herein, then AWA shall be free to transfer the exact portion of its LLC Interest as was specified in the Transfer Notice to the person or entity identified in the Transfer Notice in exchange for the exact Purchase Price as was specified in the Transfer Notice, provided, however, that the closing and consummation of such transfer shall occur within one hundred thirty (130) days after the date of mailing of the Transfer Notice. In the event such transfer is not so closed and consummated within such period, the purchase option granted to Prime herein shall again be exer-cisable and Employee shall make no Transfer of any portion of his Interest, or any right, title or interest therein, until he has again complied with all terms and provisions of this Section 21.

22. Assignability. This Agreement and the rights and duties created hereunder, shall not be assignable or delegable by Employee. The Employer and the Companies shall have the right, without Employee’s knowledge or consent, to assign this Agreement, in whole or in part and any or all of the rights and duties hereunder, including but not limited to the restrictive covenants of Section 10, Section 11, Section 13, Section 15 and Section 16 hereof to any person, including but not limited to any affiliate of the Employer, the Companies, any affiliate of the Companies, or any successor to the Companies’ interest in the Fleming’s Prime Steakhouse and Wine Bar® and Roy’s® restaurants, and Employee shall be bound by such assignment. Any assignee or successor may enforce any restrictive covenant of this Agreement.

23. Effect of Termination. The termination of this Agreement, for whatever reason, or the expiration of this Agreement shall not extinguish those obligations of Employee specified in Section 10, Section 11, Section 13, Section 15 and Section 16 hereof. The restrictive covenants of Section 10, Section 11, Section 13, Section 15 and Section 16 shall survive the termination or expiration of this Agreement. The termination or expiration of this Agreement shall extinguish the right of any party to bring an action, either in law or in equity, for breach of this Agreement by any other party.

24. Captions; Terms. The captions of this Agreement are for convenience only, and shall not be construed to limit, define, or modify the substantive terms hereof.

25. Acknowledgments. Employee hereby acknowledges that the Employee has been provided with a copy of this Agreement for review prior to signing it, that the Employee has been given the opportunity to have this Agreement reviewed by Employee’s attorney prior to signing it, that the Employee understands the purposes and effects of this Agreement, and that the Employee has been given a signed copy of this Agreement for Employee’s own records.

26. Notices. All notices or other communications provided for herein to be given or sent to a party by the other party shall be deemed validly given or sent if in writing and mailed, postage prepaid, by certified United States mail, return receipt requested, addressed to the parties at their addresses hereinabove set forth. Any party may give notice to the other party at any time, by the method specified above, of a change in the address at which, or the person to whom, notice is to be addressed.

27. Severability. Each section, subsection, and lesser Section of this Agreement constitutes a separate and distinct undertaking, covenant, or provision hereof. In the event that any provision of this Agreement shall be determined to be invalid or unenforceable, such provision shall be deemed limited by construction in scope and effect to the minimum extent necessary to render the same valid and enforceable, and, in the event such a limiting construction is impossible, such invalid or unenforceable provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

28. Waiver. The failure of a party to enforce any term, provision, or condition of this Agreement at any time or times shall not be deemed a waiver of that term, provision, or condition for the future, nor shall any specific waiver of a term, provision, or condition at one time be deemed a waiver of such term, provision, or condition for any future time or times.

29. Parties. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their legal representatives, and proper successors or assigns, as the case may be.

30. Governing Law. The validity, interpretation, and performance of this Agreement shall be governed by the laws of the State of Florida without giving effect to the principles of comity or conflicts of laws thereof.

31. Consent to Personal Jurisdiction and Venue. Employee hereby consents to personal jurisdiction and venue, for any action brought by the Employer or the Companies arising out of a breach or threatened breach of this Agreement or out of the relationship established by this Agreement, exclusively in the United States District Court for the Middle District of Florida, Tampa Division, or in the Circuit Court in and for Hillsborough County, Florida; Employee hereby agrees that any action brought by Employee, alone or in combination with others, against the Employer or the Companies, whether arising out of this Agreement or otherwise, shall be brought exclusively in the United States District Court for the Middle District of Florida, Tampa Division, or in the Circuit Court in and for Hillsborough County, Florida.

32. Affiliate. Whenever used in this Agreement, the term “affiliate” shall mean, with respect to any entity, all persons or entities (i) controlled by the entity, (ii) that control the entity, or (iii) that are under common control with the entity.

33. Cooperation. Employee shall cooperate fully with all reasonable requests for information and participation by the Employer or the Companies, their agents, or their attorneys, in prosecuting or defending claims, suits, and disputes brought on behalf of or against one or both of them and in which Employee is involved or about which Employee has knowledge.

34. Amendments. No change, modification, or termination of any of the terms, provisions, or conditions of this Agreement shall be effective unless made in writing and signed or initialed by all signatories to this Agreement.

35. WAIVER OF JURY TRIAL. ALL PARTIES TO THIS AGREEMENT KNOW AND UNDERSTAND THAT THEY HAVE A CONSTITUTIONAL RIGHT TO A JURY TRIAL. THE PARTIES ACKNOWLEDGE THAT ANY DISPUTE OR CONTROVERSY THAT MAY ARISE OUT OF THIS AGREEMENT WILL INVOLVE COMPLICATED AND DIFFICULT FACTUAL AND LEGAL ISSUES.

THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

THE PARTIES INTEND THIS WAIVER OF THE RIGHT TO A JURY TRIAL BE AS BROAD AS POSSIBLE. BY THEIR SIGNATURES BELOW, THE PARTIES PROMISE, WARRANT AND REPRESENT THAT THEY WILL NOT PLEAD FOR, REQUEST OR OTHERWISE SEEK TO HAVE A JURY TO RESOLVE ANY AND ALL DISPUTES THAT MAY ARISE BY, BETWEEN OR AMONG THEM.

36. Entire Agreement; Counterparts. This Agreement and the agreements referred to herein constitute the entire agreement between the parties hereto concerning the subject matter hereof, and supersede all prior memoranda, correspondence, conversations, negotiations and agreements. This Agreement may be executed in several identical counterparts that together shall constitute but one and the same Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

“EMPLOYEE”

_____________________________	________________________________
Witness	A. WILLIAM ALLEN, III

_____________________________
Witness

“EMPLOYER”

Attest:	OS RESTAURANT SERVICES, INC., Delaware corporation

By:____________________________	By:____________________________
JOSEPH J. KADOW, Secretary	ROBERT S. MERRITT, Senior Vice President

“COMPANIES”

Attest:	OS PRIME, INC., a Florida corporation

By:____________________________	By:____________________________
JOSEPH J. KADOW, Secretary	ROBERT S. MERRITT, Senior Vice President

Attest:	OS PACIFIC, INC., a Florida corporation

By:____________________________	By:____________________________
JOSEPH J. KADOW, Secretary	ROBERT S. MERRITT, Senior Vice President

  JOINDER OF AWA

AWA III Steakhouses, Inc., a California corporation (“AWA”) hereby agrees to be bound by, perform and comply with all restrictions, agreements, covenants and obligations applicable to AWA contained in Section 13, Section 14 and Section 15 of this Agreement.

Attest:	AWA III STEAKHOUSES, INC.

By:____________________________	By:____________________________
Secretary	A. William Allen III, President